                                                                    EXHIBIT 10.9

                           [THE GOOD GUYS! LETTERHEAD]

                                August 15, 1997

Jayne Spiegelman
61 Catalpa Drive
Atherton, CA 94027

Dear Jayne:

     I am very pleased to present you with an offer of employment for the position of Senior Vice President, Merchandising of THE GOOD GUYS! I believe the professional and personal skills that you will bring to the Company, along with the experience that you've gained, will well serve our company.

     Your initial base salary will be at a rate of $300,000 per year. Our present practice is for the Compensation Committee of the Board of Directors to review Officers' pay and performance as of the end of each fiscal year, making you first eligible for a salary review a our November 1998 Board Meeting. Salary increases, if granted by the Board, have generally been effective retroactive to October 1st.

     As a Senior Vice President of the Company, you will be eligible during your employment to participate in the Fiscal 1998 Management Bonus Plan. This plan will be targeted in your case to pay a bonus equal to 40% of base salary should the Company achieve 100% of its established goal.

     You will upon commencement of your employment also receive a non-qualified option to purchase 20,000 shares of THE GOOD GUYS! stock which will be granted in accordance with the 1994 Stock Incentive Plan. The exercise price of this option will be equal to the fair market value of the Company's stock at the close of the market on your first day of employment.

Jayne Spiegelman
August 15, 1997
Page Two


     Your medical benefits will become effective the first of the month following employment. Additionally, you will be eligible during your employment to participate in all of the benefits programs available to associates of THE GOOD GUYS! as described in the summary information which you have already received. As an Officer of the Company, you will also be eligible to receive additional benefits, which include enriched Long Term Disability and Life Insurance, Tax Preparation/Financial Planning and three weeks vacation administered in accordance with our vacation policy. All policies, procedures, rules and regulations written in our handbook are applicable to you and your employment with THE GOOD GUYS!

     In the event that the Company were to terminate your employment for any reason other than cause, your then base monthly salary would be continued during the twelve months immediately following the date of your termination, subject only to reduction in an amount equal to any compensation received by you from other employers during such period and to your executing a mutually satisfactory release. You could be terminated for cause only in the event of your willful misconduct, conviction of a felony or neglect of your duties, obligations and responsibilities on behalf of the Company (after having received reasonable notice of such neglect).

     Jayne, any associates and I are very excited about the prospect of your joining our management team. I look forward to working together with you in the years to come. Please give me a call if you have any questions whatsoever.



                                   Sincerely,

                                   /s/ ROBERT A. GUNST


cc: G. Vaz